Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-237221 on Form S-3 and Registration Statement Nos. 333-163017, 333-86618, 333-184698, 333-198402 and 333-218107 on Form S-8 of our report dated February 10, 2021, relating to the financial statements of Amphenol Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
February 10, 2021